UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
RULE 13d-2(a)

(Amendment No. 3)*

eGain Corporation
(Name of Issuer)

Common Stock, par value $0.001 per share
(Title of Class of Securities)

282225C103
(CUSIP Number)

John C. Kennedy
Paul, Weiss, Rifkind, Wharton & Garrison LLP
New York, NY 10019
(212) 373-3025
(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

May 5, 2016
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box ☐.

*  The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

All ownership percentages set forth herein are based on there being 27,090,861 shares of Common Stock outstanding.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 282225C103	SCHEDULE 13D	Page 2 of 20

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Live Oak Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS Not applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Texas
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 871,734
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 871,734
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 871,734
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.2%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 282225C103	SCHEDULE 13D	Page 3 of 20

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Robert M. Bass
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS Not applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 346,713 (1)
	8	SHARED VOTING POWER 871,734 (2)
	9	SOLE DISPOSITIVE POWER 346,713 (1)
	10	SHARED DISPOSITIVE POWER 871,734 (2)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,218,407 (1)(2)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.5%
14	TYPE OF REPORTING PERSON IN

(1)	Solely in his capacity as the manager of FW Investment Genpar MGP, LLC with respect to 346,713 shares of Common Stock.

(2)	Solely in his capacity as a trustee of Live Oak Trust with respect to 871,734 shares of Common Stock. Robert M. Bass and Anne T. Bass are co-trustees of Live Oak Trust.

CUSIP No. 282225C103	SCHEDULE 13D	Page 4 of 20

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Anne T. Bass
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS Not applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 871,734 (3)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 871,734 (3)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 871,734 (3)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.2%
14	TYPE OF REPORTING PERSON IN

(3)	Solely in her capacity as a trustee of Live Oak Trust. See footnote (2) on the page relating to Robert M. Bass.

CUSIP No. 282225C103	SCHEDULE 13D	Page 5 of 20

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Keystone Group, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS Not applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 8,804
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 8,804
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,804
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1%
14	TYPE OF REPORTING PERSON PN

CUSIP No. 282225C103	SCHEDULE 13D	Page 6 of 20

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Keystone MGP, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS Not applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 8,804 (4)
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 8,804 (4)
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,804 (4)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1%
14	TYPE OF REPORTING PERSON PN

(4)	Solely in its capacity as a general partner of Keystone Group, L.P.

CUSIP No. 282225C103	SCHEDULE 13D	Page 7 of 20

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Stratton R. Heath III
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS Not applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 320
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 320
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 320
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 282225C103	SCHEDULE 13D	Page 8 of 20

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON FW Private Investments, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS Not applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 346,713
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 346,713
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 346,713
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.3%
14	TYPE OF REPORTING PERSON PN

CUSIP No. 282225C103	SCHEDULE 13D	Page 9 of 20

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON FW Investment Genpar, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS Not applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 346,713 (5)
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 346,713 (5)
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 346,713 (5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.3%
14	TYPE OF REPORTING PERSON PN

(5)	Solely in its capacity as the general partner of FW Private Investments, L.P.

CUSIP No. 282225C103	SCHEDULE 13D	Page 10 of 20

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON FW Investment Genpar MGP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS Not applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 346,713 (6)
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 346,713 (6)
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 346,713 (6)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.3%
14	TYPE OF REPORTING PERSON PN

(6)	Solely in its capacity as the general partner of FW Investment Genpar, L.P.

CUSIP No. 282225C103	SCHEDULE 13D	Page 11 of 20

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Capital Partnership, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS Not applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 537,576
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 537,576
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 537,576
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.0%
14	TYPE OF REPORTING PERSON PN

CUSIP No. 282225C103	SCHEDULE 13D	Page 12 of 20

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Capital GenPar, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS Not applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 537,576 (7)
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 537,576 (7)
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 537,576 (7)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.0%
14	TYPE OF REPORTING PERSON PN

(7)	Solely in its capacity as the general partner of Capital Partnership, L.P.

CUSIP No. 282225C103	SCHEDULE 13D	Page 13 of 20

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Group VI 31, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS Not applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 537,576 (8)
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 537,576 (8)
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 537,576 (8)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.0%
14	TYPE OF REPORTING PERSON PN

(8)	Solely in its capacity as the sole member of Capital GenPar, L.L.C.

CUSIP No. 282225C103	SCHEDULE 13D	Page 14 of 20

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Group III 31, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS Not applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON PN

CUSIP No. 282225C103	SCHEDULE 13D	Page 15 of 20

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON J. Taylor Crandall
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS Not applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 595,290 (9)
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 595,290 (9)
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 595,290 (9)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.2%
14	TYPE OF REPORTING PERSON IN

(9)
(i) Solely in his capacity as trustee of The J. Taylor Crandall Revocable Trust with respect to 57,714 shares of Common Stock and (ii) solely in his capacity as the sole member of Group VI 31, L.L.C. with respect to 537,576 shares of Common Stock.

CUSIP No. 282225C103	SCHEDULE 13D	Page 16 of 20

Amendment No. 3 to Schedule 13D

This Amendment No. 3 to Schedule 13D is filed by the undersigned to amend Schedule 13D, filed on May 13, 2013 (the “Original Filing”), as amended by Amendment No. 1 to the Schedule 13D filed on September 9, 2013 and Amendment No. 2 to the Schedule 13D filed on September 12, 2013. Unless otherwise indicated, all capitalized terms shall have the same meaning as provided in the Original Filing.

Item 1.    Security and Issuer.

No material change.

Item 2.    Identity and Background.

Item 2 is hereby amended and supplemented by the addition of the following:

Woodside and Tonandowah ceased to be Reporting Persons prior to the filing of this Amendment No. 3.

Item 3.    Source and Amount of Funds or Other Consideration.

Not applicable.

Item 4.    Purpose of Transaction.

No material change.

Item 5.    Interest in Securities of the Issuer.

(a)    Item 5(a) is hereby amended and replaced by the following:

As of May 10, 2016, (i) Live Oak beneficially owns 871,734 shares of Common Stock or 3.2% of the issued and outstanding shares of the Common Stock; (ii) Mr. Bass, because of his positions as a trustee of Live Oak and the manager of FWI MGP, may, pursuant to Rule 13d-3 of the Act, be deemed to beneficially own 1,218,407 shares of Common Stock or 4.5% of the issued and outstanding shares of Common Stock; (iii) Mrs. Bass, because of her position as a trustee of Live Oak may, pursuant to Rule 13(d)(3) of the Act, be deemed to beneficially own 871,734 shares of Common Stock or 3.2% of the issued and outstanding shares of Common Stock; (iv) Keystone Group beneficially owns 8,804 shares of Common Stock or less than 0.1% of the issued and outstanding shares of Common Stock; (v)  Keystone MGP, because of its position as general partner of Keystone Group, may, pursuant to Rule 13(d)(3) of the Act, be deemed to beneficially own 8,804 shares of Common Stock or less than 0.1% of the issued and outstanding shares of Common Stock; (vi) Stratton R. Heath III beneficially owns 320 shares of Common Stock or less than 0.1% of the issued and outstanding shares of Common Stock; (vii) FWP Investments beneficially owns 346,713 shares of Common Stock or 1.3% of the issued and outstanding shares of Common Stock; (viii) FWI Genpar, because of its position as general partner of FWP Investments, may, pursuant to Rule 13d-3 of the Act, be deemed to beneficially own 346,713 shares of

CUSIP No. 282225C103	SCHEDULE 13D	Page 17 of 20

Common Stock or 1.3% of the issued and outstanding shares; (ix) FWI MGP, because of its position as general partner of FWI Genpar, may, pursuant to Rule 13d-3 of the Act, be deemed to beneficially own 346,713 shares of Common Stock or 1.3% of the issued and outstanding shares; (x) Capital Partnership beneficially owns 537,576 shares of Common Stock or 2.0% of the issued and outstanding shares of Common Stock; (xi) Capital GenPar, because of its position as general partner of Capital Partnership, may, pursuant to Rule 13(d)(3) of the Act, be deemed to beneficially own 537,576 shares of Common Stock or 2.0% of the issued and outstanding shares; (xii) Group III 31 beneficially owns none of the Common Stock; (xiii) Group VI 31, because of its position as sole member of Capital GenPar, may, pursuant to Rule 13(d)(3) of the Act, be deemed to beneficially own 537,576 shares of Common Stock or 2.0% of the issued and outstanding shares; and (xiv) Mr. Crandall, because of his positions as sole member of Group VI 31 and trustee of the J. Taylor Crandall Revocable Trust, may, pursuant to Rule 13(d)(3) of the Act, be deemed to beneficially own 595,290 shares of Common Stock or 2.2% of the issued and outstanding shares of Common Stock.

(b)           No material change.

(c)           No material change.

(d)           No material change.

(e)           Not applicable.

Item 6.    Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

Not applicable.

Item 7.    Material to be Filed as Exhibits.

No material change.

CUSIP No. 282225C103	SCHEDULE 13D	Page 18 of 20

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  May 10, 2016

LIVE OAK TRUST

By:	ROBERT M. BASS

By:	/s/ Kevin G. Levy
	Name:	Kevin G. Levy
	Title:	Attorney-in-Fact

By:	ANNE T. BASS

By:	/s/ Kevin G. Levy
	Name:	Kevin G. Levy
	Title:	Attorney-in-Fact

ROBERT M. BASS

By:	/s/ Kevin G. Levy
	Name:	Kevin G. Levy
	Title:	Attorney-in-Fact

ANNE T. BASS

By:	/s/ Kevin G. Levy
	Name:	Kevin G. Levy
	Title:	Attorney-in-Fact

KEYSTONE GROUP, L.P.

By:	KEYSTONE MGP, L.L.C., its general partner

By:	/s/ Kevin G. Levy
	Name:	Kevin G. Levy
	Title:	Vice President

KEYSTONE MGP, L.L.C.

By:	/s/ Kevin G. Levy
	Name:	Kevin G. Levy
	Title:	Vice President

CUSIP No. 282225C103	SCHEDULE 13D	Page 19 of 20

STRATTON R. HEATH III

By:	/s/ Kevin G. Levy
	Name:	Kevin G. Levy
	Title:	Attorney-in-Fact

FW PRIVATE INVESTMENTS, L.P.

By:	FW INVESTMENT GENPAR, L.P., its general partner

By:	FW INVESTMENT GENPAR MGP, LLC, its general partner

By:	/s/ Kevin G. Levy
	Name:	Kevin G. Levy
	Title:	Vice President

FW INVESTMENT GENPAR, L.P.

By:	FW INVESTMENT GENPAR MGP, LLC, its general partner

By:	/s/ Kevin G. Levy
	Name:	Kevin G. Levy
	Title:	Vice President

FW INVESTMENT GENPAR MGP, LLC,

By:	/s/ Kevin G. Levy
	Name:	Kevin G. Levy
	Title:	Vice President

CAPITAL PARNTERSHIP, L.P.

By:	CAPITAL GENPAR, L.L.C., its general partner

By:	/s/ Kevin G. Levy
	Name:	Kevin G. Levy
	Title:	Vice President

CAPITAL GENPAR, L.L.C.

By:	/s/ Kevin G. Levy
	Name:	Kevin G. Levy
	Title:	Vice President

GROUP VI 31, L.L.C.

By:	/s/ Kevin G. Levy
	Name:	Kevin G. Levy
	Title:	Vice President

CUSIP No. 282225C103	SCHEDULE 13D	Page 20 of 20

GROUP III 31, L.L.C.

By:	/s/ Kevin G. Levy
	Name:	Kevin G. Levy
	Title:	Vice President

J. TAYLOR CRANDALL

By:	/s/ Kevin G. Levy
	Name:	Kevin G. Levy
	Title:	Attorney-in-Fact

Attention.  Intentional  misstatements  or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).